Exhibit 10.1

Execution Version

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

BY AND AMONG

SOUTHCROSS ENERGY PARTNERS, L.P.,

SOUTHCROSS CCNG GATHERING LTD.,

SOUTHCROSS NGL PIPELINE LTD.,

FL RICH GAS SERVICES, LP,

TEXSTAR MIDSTREAM UTILITY, LP,

FRIO LASALLE PIPELINE, LP

AND

SOUTHCROSS HOLDINGS LP

DATED AS OF MAY 7, 2015

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5.8	Taxes	14
5.9	Broker’s Commissions	14
5.10	Financial Capability	14
5.11	No Representations or Warranties Implied	14

ARTICLE VI	CERTAIN AGREEMENTS	14
6.1	Consents	14
6.2	Taxes	15
6.3	Payment of Accounts Payable	15
6.4	Fuel Conditioner and Other Assets	15

ARTICLE VII	INDEMNIFICATION	16
7.1	Indemnification by the Sellers	16
7.2	Indemnification by SXE	16
7.3	Survival	17
7.4	Third Person Claims	17
7.5	Direct Claims	19
7.6	Basket; Indemnification Cap	19
7.7	Calculation of Losses	19
7.8	Other Limitations	20
7.9	Certain Acknowledgements and Agreements	20

ARTICLE VIII	MISCELLANEOUS	21
8.1	Governing Law	21
8.2	Third-Party Beneficiaries	21
8.3	No Partnership	21
8.4	Assignment	21
8.5	Entire Agreement	21
8.6	Amendment	22
8.7	Notices	22
8.8	Waiver	23
8.9	Severability	23
8.10	Conspicuousness of Provisions	23
8.11	Counterparts; Delivery	23
8.12	Time of the Essence	23
8.13	Schedules	23

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Exhibits

Exhibit A – Definitions

Schedules

Schedule 1.1(a) – Assigned Contracts

Schedule 1.1(b) – Assumed Liabilities

Schedule 1.1(c) – Contributed Assets

Schedule 1.1(d) – Excluded Assets

Schedule 1.1(e) – Purchased Assets

Schedule 1.1(f) – Service Agreements

Schedule 1.1(g) – Valley Wells Project

Schedule 2.1 – Sale and Contribution

Schedule 2.4 – Retained Liabilities

Schedule 3.2(b) – Assignors’ Deliverables: Consents and Approvals

Schedule 4.3 – No Conflicts; Consents

Schedule 4.5(a) – Certain Liabilities

Schedule 4.7 – Contracts

Schedule 4.8 – Environmental Matters

Schedule 4.12 – Governmental Approvals

Schedule 5.3 – No Conflict

Schedule 6.4 – Fuel Conditioner

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PURCHASE, SALE AND CONTRIBUTION AGREEMENT

This Purchase, Sale and Contribution Agreement (this “Agreement”) is made as of May 7, 2015 (the “Effective Date”), by and among Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), Southcross CCNG Gathering Ltd., a Texas limited partnership (“CCNG”), Southcross NGL Pipeline Ltd., a Texas limited partnership (“NGL Pipeline”), FL Rich Gas Services, LP, a Texas limited partnership (“FL Rich Gas” and, together with CCNG and NGL Pipeline, the “SXE Subsidiaries”), TexStar Midstream Utility, LP, a Texas limited partnership (“TexStar Utility”), Frio LaSalle Pipeline, LP, a Texas limited partnership (“Frio” and, together with TexStar Utility, the “Assignors”), and Southcross Holdings LP, a Delaware limited partnership (for the limited purposes set forth herein) (“Southcross Holdings” and, together with the Assignors, the “Sellers”). SXE, the SXE Subsidiaries, the Assignors and Southcross Holdings are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, as of the Effective Date, the Assignors own the Assigned Assets;

WHEREAS, in exchange for the consideration described herein, the Assignors will (a) sell, convey, transfer and assign to SXE the Purchased Assets and (b) contribute, convey, transfer and assign to SXE the Contributed Assets; and

WHEREAS, the Conflicts Committee has previously (a) received an opinion of Jefferies, the financial advisor to the Conflicts Committee, that the consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to SXE and the public holders of Common Units and (b) determined that this Agreement and the Transactions are in the best interests of SXE and are fair and reasonable to SXE and its public holders of Common Units and recommended that the board of directors of SXE GP approve this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements, covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Exhibit A sets forth the definitions of the capitalized terms set forth herein.

1.2 Construction. In this Agreement, unless a clear contrary intention appears in the applicable provision: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, subsection and other subdivision refer to the corresponding Exhibit, Schedule, Section, Article, subsection and other subdivision of this Agreement; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

SALE, CONTRIBUTION, LIABILITIES, CONSIDERATION AND ADJUSTMENTS

2.1 Sale and Contribution. Subject to the terms and conditions set forth in this Agreement and the Assignment Agreement, (a) the Assignors are contemporaneously herewith (i) selling, conveying, transferring and assigning the Purchased Assets, free and clear of all Encumbrances (except for Permitted Encumbrances), to SXE, and (ii) contributing, conveying, transferring and assigning the Contributed Assets, free and clear of all Encumbrances (except for Permitted Encumbrances), to SXE, and (b) SXE shall then further contribute, convey, transfer and assign the Assigned Assets to the SXE Subsidiaries, in the manner set forth on Schedule 2.1.

2.2 Excluded Assets. The Assigned Assets shall not include any Excluded Assets.

2.3 Assumed Liabilities. Subject to the provisions herein and the Assignment Agreement, the relevant SXE Subsidiary shall assume and agree to pay, perform and discharge only the Assumed Liabilities and no other Liabilities.

2.4 Retained Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, neither SXE nor any SXE Subsidiary shall assume or be responsible to pay, perform or discharge any Liabilities of an Assignor or any of its Affiliates of any kind or nature whatsoever (collectively, the “Retained Liabilities”), other than the Assumed Liabilities. For the avoidance of doubt, the Retained Liabilities shall include the Liabilities set forth on Schedule 2.4.

2.5 Consideration.

(a) As consideration for the sale of the Purchased Assets to SXE, SXE shall deliver to the Assignors an aggregate amount in cash equal to $15,000,000 (the “Cash Consideration”). SXE shall pay the Cash Consideration to the Assignors (or their designee) in cash by wire transfer of immediately available funds to such Person in accordance with the wire transfer instructions provided to SXE before the Closing.

(b) In exchange for the contribution of the Contributed Assets to SXE, SXE shall deliver to the Assignors (or their designee) 4,500,000 Common Units (the “Unit Consideration” and, together with the Cash Consideration and the consideration described in Section 2.5(c), the “Consideration”), to be issued (or evidenced by book entry notation in SXE’s register) to such Person on the Effective Date. The Assignors (or their designee) further agree that:

(i) such Persons hereby waive any right to, will not be entitled to, and will not receive, a cash distribution relating to the quarter ended March 31, 2015 in respect of the Common Units comprising the Unit Consideration; and

(ii) neither the Unit Consideration nor any interest therein shall be transferable by Assignors (or their designee), except for transfers to affiliated entities of Assignors, until such time as SXE GP determines, based on advice of counsel, that each such Common Unit comprising part of the Unit Consideration should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit (as defined in the SXE Partnership Agreement). In connection with the condition imposed by this Section 2.5(b)(ii), SXE GP may take whatever steps are required to provide economic uniformity to each such Common Unit comprising part of the Unit Consideration, including the application of Section 6.1(d)(x)(D) of the SXE Partnership Agreement. For the avoidance of doubt, such determination by SXE GP may occur at any time following the Closing.

(c) In addition to the foregoing, the Consideration shall include (without duplication of the Cash Consideration or the Unit Consideration) the assumption of the Assumed Liabilities pursuant to Section 2.3.

2.6 Possession. The Assignors shall (and shall cause their Affiliates to) cooperate with SXE and its Subsidiaries, including by taking all such reasonable actions and executing all documents and instruments reasonably requested by SXE, to facilitate the transition of the ownership and operation of the Assigned Assets, and the possession thereof, to the applicable SXE Subsidiary.

2.7 Allocation of the Consideration. The Consideration shall be allocated among the Assigned Assets for all purposes (including tax and financial accounting) in accordance with an allocation methodology agreed upon by the Parties. The Parties shall file all Tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation methodology.

2.8 Adjustments to Consideration.

(a) All operating revenues and related accounts receivable, and all prepaid utility charges, taxes, rentals and any other prepaid expenses, arising from the ownership and operation of the Assigned Assets as of the end of the Accounting Effective Date shall, except as otherwise expressly provided herein, be adjusted and allocated between the Assignors and SXE to reflect the principle that all operating revenues and related accounts receivable, and all prepaid utility charges, taxes, rentals and any other prepaid expenses, arising from the ownership and operation of the Assigned Assets before or on the Accounting Effective Date shall be for the account of the Assignors and all operating revenues and related accounts receivable, and all prepaid utility charges, taxes, rentals and any other prepaid expenses, arising from the ownership and operation of the Assigned Assets from and after the Accounting Effective Date shall be for the account of the applicable SXE Subsidiary.

(b) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 2.8 shall be made in accordance with GAAP.

(c) Net settlement of the adjustments contemplated under this Section 2.8 shall be made at the Closing, if feasible. For items not readily subject to ascertainment at the Closing, the following procedures shall apply. The Assignors shall prepare and deliver to SXE in good faith within 30 Business Days following the Effective Date, or such earlier or later date as shall be mutually agreed to by the Assignors and SXE, an itemized list (the “Adjustment List”) of all sums that are an increase or decrease to the Consideration pursuant to this Section 2.8, with a brief explanation thereof. Such list shall show the net amount of the increase or decrease to the Consideration (the “Adjustment Amount”). If the Adjustment Amount is a decrease to the Consideration, the Assignors shall pay such amount to SXE in cash; if the Adjustment Amount is an increase to the Consideration, SXE shall pay such amount to the Assignors in cash (or deliver to the Assignors (or their designee) a number of Common Units having a value equal to such amount, as mutually agreed by SXE and the Assignors). Unless disputed, payment of the Adjustment Amount (or, with respect to SXE as applicable, delivery of Common Units sufficient to cover the Adjustment Amount pursuant to the immediately preceding sentence) shall be made not later than ten Business Days following the delivery of the Adjustment List.

(d) The Adjustment List (to the extent not disputed) and any mutually agreed written settlement of any such dispute concerning the Adjustment List shall be final, conclusive and binding on the Parties absent manifest error.

(e) Any payments made pursuant to this Section 2.8 shall be treated as an adjustment to the Consideration by the Parties for Tax purposes, unless otherwise required by Law.

ARTICLE III

CLOSING; CLOSING DELIVERABLES

3.1 Closing. Pursuant to the provisions of this Agreement, the consummation of the Transactions is taking place concurrently with the execution and delivery of this Agreement (the “Closing”). The Closing may occur via delivery by electronic mail with electronic images, or by facsimile, of this Agreement and the closing deliverables contemplated hereby. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by the Parties at and for the Closing will be deemed to have been taken and executed simultaneously, effective as of the Accounting Effective Date, and no proceedings will be deemed to have been taken nor documents executed until all have been taken in respect of the Closing.

3.2 The Sellers’ Deliverables. At the Closing, the Sellers shall take the following actions:

(a) each Assignor shall deliver to SXE a counterpart signature page to the Assignment Agreement, duly executed by such Assignor;

(b) each Assignor shall deliver to SXE the consents and approvals set forth on Schedule 3.2(b);

(c) each Assignor shall deliver to SXE a certificate of good standing with respect to such Assignor and each member of the TexStar Group issued by the relevant Governmental Authority of each such Person’s jurisdiction of organization, as of a recent date;

(d) a certificate (in such form as may be agreed to by SXE) conforming to the requirements of Treasury Regulations Sections 1.1445-2(b)(2) shall be delivered to SXE by the Assignors;

(e) Frio shall deliver to SXE counterpart signature pages to the Service Agreements to which it is a party; and

(f) each Seller shall execute and deliver to SXE such other documents, agreements or instruments as are contemplated in this Agreement or that may reasonably be necessary or appropriate to evidence the Transactions or to effectuate the purpose or intent of this Agreement.

3.3 SXE’s Closing Deliverables. At the Closing, SXE and the SXE Subsidiaries shall take the following actions:

(a) SXE shall deliver to the Assignors the Consideration;

(b) SXE and the SXE Subsidiaries shall deliver to the Assignors a counterpart signature page to the Assignment Agreement, duly executed by SXE and the SXE Subsidiaries;

(c) SXE shall deliver to the Assignors a certificate of good standing with respect to each of SXE and the SXE Subsidiaries issued by the relevant Governmental Authority of each such Person’s jurisdiction of organization, as of a recent date;

(d) SXE shall cause FL Rich Gas and CCNG to deliver to the Assignors counterpart signature pages to the Service Agreements to which such Person is a party; and

(e) SXE and the SXE Subsidiaries shall execute and deliver to the Assignors such other documents, agreements or instruments as are contemplated in this Agreement or that may reasonably be necessary or appropriate to evidence the Transactions or to effectuate the purpose or intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, hereby represent and warrant to SXE and the SXE Subsidiaries as follows:

4.1 Organization and Good Standing. Such Seller (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and is duly authorized and qualified to carry on its respective business, (b) is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the TexStar Group, and (c) has the requisite power and authority to own, lease and operate its respective Assigned Assets and to carry on its respective business.

4.2 Power and Authority. The execution and delivery by such Seller of this Agreement and the other Operative Documents to which it is a party, and the performance of the Transactions by such Seller, have been duly authorized by the general partner of such Seller, and no other action on the part of such Seller or its general partner is necessary to authorize this Agreement or the other Operative Documents to which such Seller is a party or to consummate the Transactions. This Agreement and each other Operative Document to which such Seller is a party has been or will be duly and validly executed and delivered by such Seller, and (assuming a valid and binding obligation of the other Parties) constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally, (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (c) public policy considerations with respect to the enforceability of rights of indemnification.

4.3 No Conflict; Consents. Except as set forth on Schedule 4.3:

(a) neither the execution and delivery by such Seller of this Agreement and the other Operative Documents to which such Seller is a party nor consummation or performance by such Seller of the Transactions will: (i) conflict with or violate any Law binding upon such Seller; (ii) conflict with or violate the Organizational Documents of such Seller; (iii) conflict with or violate any judgment, decree or order to which such Seller is bound; or (iv) conflict with or result in a material violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancelation, acceleration or loss of benefit under, or require any actions (including obtaining the consent of any Person or providing notice to any Person) under, any material Contract to which such Seller is a party or by which such Seller or any of its properties may be bound or result in the imposition of an Encumbrance on any of the Assigned Assets; and

(b) such Seller has obtained or otherwise received all authorizations, consents, orders, approvals, declarations and filings with respect to such Seller’s entry into the Operative Documents to which it is a party.

4.4 Acquisition of Common Units.

(a) The Sellers (and their designee) have such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Common Units being issued to Assignors (or their designee) in connection with the Transactions (the “SXE Interest”), and are capable of bearing the economic risk of such investment. Each of the Sellers (and their designee) is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. The Sellers (or their designee) are acquiring the SXE Interest for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the SXE Interest, in violation of the Securities Act. No Seller (nor its designee) has any Contract with any Person to sell, transfer or grant participations to such Person or to any other Person with respect to the SXE Interest. The Sellers (on behalf of themselves and their designee) acknowledge and understand that (i) the acquisition of the SXE Interest has not been registered under the Securities Act in reliance on an exemption therefrom, (ii) the SXE Interest will, upon such acquisition, be characterized as “restricted securities” under state and federal securities Laws and (iii) the SXE Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

(b) The Sellers (on behalf of themselves and their designee) have undertaken such investigation as they have deemed necessary to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement and the other Operative Documents, and the acquisition of the SXE Interest. Each Seller (and their designee) has had an opportunity to ask questions and receive answers from SXE regarding the business, properties, prospects and financial condition of SXE and SXE GP, and their respective Subsidiaries.

4.5 Certain Liabilities.

(a) Except as to Liabilities, if any, with respect to the title issues or anomalies disclosed by the Assignors in Schedule 4.5(a), none of the Assigned Assets are subject to any Liabilities except Liabilities incurred in the Ordinary Course of Business since December 31, 2014 which are not, individually or in the aggregate, material.

(b) Since December 31, 2014, there has not been (a) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Assigned Assets, or (b) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the Ordinary Course of Business), in each case, which has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the TexStar Group.

4.6 Title to Properties and Assets; Easements.

(a) Each Assignor has title to or rights or interests in its respective Assigned Assets, free and clear of all Encumbrances (except Permitted Encumbrances), sufficient to allow it to conduct its business as currently being conducted.

(b) The Assigned Assets include such Easements as are necessary to use, own and operate the Assigned Assets in the manner such assets are currently (and have historically been) used, owned and operated. No event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Easements.

(c) Subject to the next sentence, the Assigned Assets are sufficient to permit the conduct of such assets’ business in the manner presently conducted in all material respects and for the performance of all obligations of the Assignors (or any Affiliate thereof) prior to the Accounting Effective Date, and the SXE Subsidiaries after the Accounting Effective Date, under the Assigned Contracts. The Valley Wells Project has been constructed in a good and workmanlike manner, consistent with prudent industry practices for natural gas gathering, processing, transmission and treating and has the capabilities set forth on Schedule 1.1(g).

4.7 Contracts. Except as set forth on Schedule 4.7, all Assigned Contracts are in full force and effect in accordance with their respective terms, there exist no defaults thereunder by an Assignor or by any other Person that is a party to any Assigned Contract and no event has occurred that with notice or lapse of time or both would constitute any default under any such Assigned Contract by an Assignor or any other Person who is a party to such Assigned Contract. Except for the Assigned Contracts and as set forth on Schedule 4.7, no other Contracts are necessary or appropriate for the ownership and operation of the Assigned Assets contemplated after the Closing in the manner that such assets were owned and operated before the Closing, in each case as set forth in the financial information described in Section 4.15.

4.8 Environmental Matters. Except as set forth on Schedule 4.8:

(a) except as would not reasonably be expected to result in an Assignor or the SXE Group incurring material Liabilities, (i) no written claim, notice, order, request for information, complaint, directive or penalty has been received by an Assignor or its Affiliates with respect to any Assigned Assets or the operation thereof and (ii) there are no Proceedings pending or, to the actual knowledge of the Sellers, threatened or reasonably anticipated, and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written claim, notice, order, request for information, directive, complaint, penalty or judicial, administrative or other Proceedings, which, in the case of each of (i) and (ii), allege a violation of or result in Liability under any Environmental Law by or of a Assignor with respect to its Assigned Assets or the operation thereof;

(b) the Assigned Assets and the operation thereof are in compliance in all material respects with applicable Environmental Laws, which includes obtaining, maintaining and complying with all material Permits necessary for the operation of such Assigned Assets under applicable Environmental Laws;

(c) there are no written environmental reports, studies, tests, analyses or other material documents specifically addressing unresolved environmental Liabilities related to the ownership or operation of the Assigned Assets or environmental conditions relating to the operation thereof (i) that are in the possession or under the control of, or that are accessible by, any Seller or (ii) that are in the possession of any Person other than any Seller or a member of the TexStar Group, in each case, the material portions of which have not been described to the Conflicts Committee; and

(d) except as would not reasonably be expected to result in an Assignor or the SXE Group incurring material Liabilities, the operations of the Assigned Assets have not resulted in a Release of any Hazardous Substances at any real property currently or formerly owned, operated or leased by a member of the TexStar Group or its Affiliates requiring any reporting, investigation, remediation or other response action under any Environmental Laws, and no such Release of any Hazardous Substance has occurred at any real property currently or formerly owned, operated or leased by a member of the TexStar Group or its Affiliates.

4.9 Permits. Each Assignor has all material Permits necessary for the ownership and operation of its Assigned Assets as currently being (and as historically have been) conducted, and such Permits are valid and in full force and effect. No Seller has received any written notice of Proceedings relating to the revocation, modification, cancelation, termination or nonrenewal of any material Permit. No Seller is in default under and no condition exists that with or without the giving of notice or the passage of time, or both, would constitute a default under, any material Permit. All applications required to have been filed for the renewal of any material Permits have been duly filed on a timely basis with the appropriate Governmental Authorities. All notices, applications or other actions, if any, required to ensure that none of such material Permits shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the Transactions, have been or will be timely completed, and none of such material Permits shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the Transactions.

4.10 Taxes.

(a) All Taxes with respect to the Assigned Assets (whether or not shown on any Tax Return) attributable to the Assigned Assets or ownership of the Assigned Assets that are due and payable before (and including) the Accounting Effective Date shall have been paid in full on or before the Closing; there are no Encumbrances (other than Permitted Encumbrances) on the Assigned Assets.

(b) None of the Assumed Liabilities includes: (i) an obligation to make a payment to any Person under any Tax allocation or Tax-sharing agreement; (ii) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise; including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any taxing authority that will survive the Closing or impose any liability on SXE (or its Subsidiaries) after the Accounting Effective Date; or (iv) an obligation under any and all Contracts and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(c) None of the Assigned Assets includes any Equity Interests in or of any Person, and none of the Assigned Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

4.11 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, which are the subject of Section 4.8, Section 4.9 and Section 4.10, respectively, (a) each Assignor is in compliance in all material respects with all applicable Laws with respect to the Assigned Assets and (b) neither Assignor has received written notice of any material violation of any applicable Law with respect to the Assigned Assets.

4.12 Governmental Approvals. Except as set forth on Schedule 4.12, no material consent, approval, order or authorization of, or declaration, filing, notice to or registration with, any Governmental Authority is required to be obtained or made by an Assignor in connection with the execution, delivery or performance by such Assignor of this Agreement or any other Operative Document to which such Assignor is a party.

4.13 Proceedings. There is no Proceeding pending or, to the actual knowledge of the Sellers, threatened against any member of the TexStar Group that seeks to enjoin, restrict, limit or obtain monetary damages in respect of the execution and delivery of any Operative Document or the Sellers’ performance under any Operative Document or in respect of the Transactions. There are no material Proceedings pending or, to the actual knowledge of the Sellers, threatened with respect to the Assigned Assets or the operation thereof. There is no unsatisfied judgment, court order, arbitral award or administrative decision with respect to the Assigned Assets or the operation thereof.

4.14 Broker’s Commissions. No Seller has, directly or indirectly, entered into any Contract with any Person that would obligate such Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.15 Materials Provided to Conflicts Committee. The projections and budgets provided to the Conflicts Committee (including those provided to Jefferies, the financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement and the Transactions were prepared by the management of SXE GP and the Sellers and, in the opinion of such management with respect to SXE and the Assigned Assets, have a reasonable basis and are consistent with the current expectations of such management with respect to SXE and the Assigned Assets. The other historical financial and operational information and materials provided to Jefferies as part of its review for the Conflicts Committee in connection with this Agreement and the Transactions are derived from and are consistent with the books and records of the Sellers and their Affiliates. The management of the Sellers have not intentionally withheld any information from the Conflicts Committee that, on the date hereof taken together with all other information provided to the Conflicts Committee and its advisors, would reasonably be expected to have a material adverse effect on the business of owning and operating the Assigned Assets.

4.16 No Representations or Warranties Implied. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR ELSEWHERE IN THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, NEITHER ASSIGNOR NOR ANY OTHER PERSON HAS MADE, DOES NOT MAKE AND EACH ASSIGNOR SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (a) THE VALUE, NATURE, QUALITY, ADEQUACY OR CONDITION OF THE ASSIGNED ASSETS, (b) THE INCOME TO BE DERIVED FROM THE ASSIGNED ASSETS, (c) THE SUITABILITY OF THE ASSIGNED ASSETS FOR ANY ACTIVITIES OR USES WHICH THE SXE OR ITS SUBSIDIARIES (DIRECTLY OR INDIRECTLY) MAY CONDUCT THEREON OR (d) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE ASSIGNED ASSETS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SXE

Except as to matters disclosed in the SXE SEC Documents filed with the SEC on or after December 31, 2014, and before the Effective Date (but excluding any disclosure included therein to the extent that it is cautionary, predictive or forward-looking in nature) (provided the foregoing shall not be applicable to the representations and warranties set forth in Section 5.4 or Section 5.5), SXE hereby represents and warrants to the Assignors as follows:

5.1 Organization and Good Standing. Each of SXE and each SXE Subsidiary (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and is duly authorized and qualified to carry on its respective business, (b) is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on SXE or its Subsidiaries, and (c) has the requisite power and authority to own, lease and operate its respective SXE Assets and to carry on its respective business.

5.2 Power and Authority. The execution and delivery by each of SXE and each SXE Subsidiary of this Agreement and the other Operative Documents to which it is a party, and the performance of the Transactions by each of SXE and each SXE Subsidiary, have been duly authorized by the board of directors of SXE GP and no other action on the part of SXE or an SXE

Subsidiary or their respective governing bodies or any other holders of any Equity Interest in SXE is necessary to authorize this Agreement or the other Operative Documents to which SXE or an SXE Subsidiary is a party or to consummate the Transactions. Each of SXE and each SXE Subsidiary has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other Operative Document to which it is a party and to consummate the Transactions. This Agreement and each other Operative Document to which SXE and each SXE Subsidiary is a party has been or will be duly and validly executed and delivered by SXE and each SXE Subsidiary and (assuming a valid and binding obligation of the other Parties) constitutes a valid and binding obligation of SXE and each SXE Subsidiary, respectively, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally, (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (c) public policy considerations with respect to the enforceability of rights of indemnification.

5.3 No Conflict. Except as set forth on Schedule 5.3:

(a) neither the execution and delivery by SXE and each SXE Subsidiary of this Agreement and the other Operative Documents to which SXE or such SXE Subsidiary is a party nor consummation or performance by SXE or such SXE Subsidiary of the Transactions will: (i) conflict with or violate any Law binding upon SXE or an SXE Subsidiary; (ii) conflict with or violate the Organizational Documents of SXE or an SXE Subsidiary; (iii) conflict with or violate any judgment, decree or order to which SXE or an SXE Subsidiary is bound; or (iv) conflict with or result in a material violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancelation, acceleration or loss of benefit under, or require any actions (including obtaining the consent of any Person or providing notice to any Person) under, any material Contract to which SXE or an SXE Subsidiary is a party or by which SXE or an SXE Subsidiary or any of their respective properties may be bound; and

(b) SXE and each SXE Subsidiary has obtained or otherwise received all authorizations, consents, orders, approvals, declarations and filings with respect to SXE’s and such SXE Subsidiary’s entry into the Operative Documents to which such Person is a party.

5.4 Capitalization. The authorized Equity Interest of SXE is as set forth in the SXE Partnership Agreement. At the close of business on the Effective Date: (a) 23,808,317 Common Units were issued and outstanding; (b) 12,213,713 Subordinated Units were issued and outstanding; (c) 15,149,636 Class B Common Units were issued and outstanding; (d) SXE GP held approximately 2% of the total partnership interest in SXE; (e) 547,679 Common Units were subject to issuance under outstanding options or awards under the SXE Long-Term Incentive Plan; (f) no Voting Debt was issued and outstanding; and (g) all Incentive Distribution Rights were held by SXE GP. Except as set forth in this Section 5.4, there are no outstanding (i) Equity Interests or Voting Debt or other voting securities of SXE; (ii) securities of SXE or any of its

Subsidiaries convertible into or exchangeable for Equity Interests, Voting Debt or other voting securities of SXE or any of its Subsidiaries; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which SXE or any of its Subsidiaries is a party or by which it is bound in any case obligating SXE or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Equity Interests, Voting Debt or other voting securities of SXE or any of its Subsidiaries or obligating SXE or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All Equity Interests of SXE and its Subsidiaries (y) were issued in compliance with all Laws and any preemptive or anti-dilutive rights, rights of first offer or refusal and any other statutory or contractual rights of any Person and (z) have been duly authorized, validly issued, fully paid and are non-assessable (except as such nonassessability may be affected by matters expressly set forth in the Law of the jurisdiction of organization of such Person).

5.5 SXE SEC Documents. SXE has filed all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC since January 1, 2014 (collectively, and together with any other reports on Form 8-K filed on a voluntary basis, and in each case including all other exhibits and schedules thereto and documents incorporated by reference therein, the “SXE SEC Documents”). The financial statements of SXE included in the SXE SEC Documents were prepared from the books and records of SXE and its Subsidiaries, complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects and in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of SXE and its Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of SXE and its Subsidiaries for the periods presented therein. Notwithstanding the foregoing statements, neither SXE nor any SXE Subsidiary shall have any liability with respect to any information in or any exhibit to any Form 8-K of SXE that is deemed not to be “filed” and is not specifically identified in any filing under the Securities Act or the Exchange Act as being incorporated therein by reference.

5.6 Absence of Changes. Except as disclosed in, or reflected in the financial statements included in, the SXE SEC Documents, since December 31, 2014, SXE has conducted its business in the Ordinary Course of Business, and there has not been (a) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned by SXE or its Subsidiaries, or (b) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the Ordinary Course of Business), in each case, which has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SXE and its Subsidiaries, taken as a whole.

5.7 Proceedings. There is no Proceeding pending or, to the actual knowledge of SXE, threatened against SXE or any SXE Subsidiary that seeks to enjoin, restrict, limit or obtain monetary damages in respect of the execution and delivery of this Agreement or SXE’s or such SXE Subsidiary’s performance under this Agreement or in respect of the Transactions. There is no unsatisfied judgment, court order, arbitral award or administrative decision against SXE or any of its Subsidiaries, their respective businesses or the SXE Assets, and no order has been made or petition presented or resolution passed or other steps taken for the winding up or dissolution of any member of SXE or any of its Subsidiaries. There has been no appointment, and no such appointment is planned by SXE or any of its Subsidiaries, of an administrator, receiver, liquidator or liquidation committee or like body or officer of a member of SXE, any of its Subsidiaries or the SXE Assets.

5.8 Taxes. From and at all times since its formation, SXE has qualified as a partnership for U.S. federal income tax purposes under Section 7704(c) of the Code, and all Tax Returns of SXE have been prepared consistently therewith.

5.9 Broker’s Commissions. SXE has not, directly or indirectly, entered into any Contract with any Person that would obligate SXE or its Subsidiaries to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

5.10 Financial Capability. SXE has, and at the Closing will have, sufficient funds available to pay the Cash Consideration and any fees and expenses incurred by SXE and its Subsidiaries in connection with the Transactions.

5.11 No Representations or Warranties Implied. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR ELSEWHERE IN THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, NEITHER SXE NOR ANY OTHER PERSON HAS MADE, DOES NOT MAKE AND SXE SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (a) THE VALUE, NATURE, QUALITY, ADEQUACY OR CONDITION OF SXE’S BUSINESS OR THE SXE ASSETS, (b) THE INCOME TO BE DERIVED FROM THE COMMON UNITS OR (c) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE COMMON UNITS.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Consents. To the extent that the Assignors’ rights under any Assigned Contract or Permit constituting an Assigned Asset, or any other Assigned Asset, may not be assigned to SXE or the applicable SXE Subsidiary without the consent of another Person which has not been obtained, this Agreement (and the Assignment Agreement) shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach (for which the counterparty has a right of termination) or be unlawful, and the Assignors shall use their commercially reasonable efforts to obtain such consent. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair SXE’s or the applicable SXE Subsidiary’s rights under the Assigned Asset in question so that SXE or the applicable SXE Subsidiary would not in effect acquire the benefit of all such rights, the Assignors, to the maximum extent permitted by Law, shall act as SXE’s (or the SXE Subsidiaries’) agent in order to obtain for SXE or the applicable SXE Subsidiary the benefits and assume the Assumed Liabilities thereunder and shall cooperate, to the maximum extent permitted by Law, with SXE or the applicable SXE Subsidiary in any other reasonable arrangement designed to provide such benefits to SXE or the applicable SXE Subsidiary and for SXE or the applicable SXE Subsidiary to assume the Assumed Liabilities thereunder, including (a) entering into contractual arrangements which will provide such benefits to SXE or the applicable SXE Subsidiary, and (b) enforcing, for the benefit of SXE or the applicable SXE Subsidiary, the rights of the applicable Assignor against the other party thereto arising out of the breach, cancelation or termination thereof by such party or otherwise.

6.2 Taxes.

(a) All Taxes attributable to the period of an Assignor’s ownership of the Assigned Assets before and including the Accounting Effective Date shall remain the responsibility of such Assignor, and all deductions, credits and refunds pertaining to such Taxes, regardless of when received, shall belong to such Assignor. All Taxes attributable to the ownership or operation of the Assigned Assets after the Accounting Effective Date shall be SXE’s responsibility, and all deductions, credits and refunds pertaining to such Taxes, regardless of when received, shall belong to SXE.

(b) The Property Taxes shall be prorated between SXE and the Assignors as of the Accounting Effective Date based upon the number of days during the applicable Tax period each Party owned the Assigned Assets subject to such Property Taxes.

(c) All sales or other transfer Taxes shall be borne equally by the Assignors on the one hand, and SXE, on the other hand.

(d) Notwithstanding any other provision hereof, the Assignors shall be responsible for income, capital gains, franchise and other Taxes imposed on them and resulting from the sale of the Assigned Assets.

(e) The Parties acknowledge that the sale of the Purchased Assets and contribution of the Contributed Assets pursuant to this Agreement are subject to the so-called “disguised sale” provisions of Treasury Regulations Section 1.707-3 et seq. and agree to comply with such provisions, including any applicable reporting provisions thereunder.

6.3 Payment of Accounts Payable. From time to time after the Closing, if SXE discovers outstanding trade payables owed by the Assignors to third Persons for periods ending before the Accounting Effective Date (that are not otherwise Assumed Liabilities or addressed in the Adjustment List and paid pursuant to Section 2.8), SXE may notify the Sellers in writing of same. Upon such notification, the Sellers shall pay such amounts in full (including any late or other penalties) within five days of the date of such notice unless the Sellers reasonably dispute such amounts in good faith. In such event, the Sellers shall in good faith use commercially reasonable efforts to resolve such disputes in a prompt manner in an effort to assist SXE in avoiding interruptions in service or relations with the applicable vendor, supplier or other counterparty.

6.4 Fuel Conditioner and Other Assets. The Sellers shall use their commercially reasonable efforts to (a) purchase the equipment described in Schedule 6.4 and install such equipment in the manner set forth in Schedule 6.4, and (b) cause such equipment, as installed, to be fully operational on or before January 1, 2017. Without limiting SXE’s rights under Article VII, upon written demand, the Sellers shall promptly reimburse SXE in cash for any expenses incurred by SXE or its Subsidiaries that are necessary or appropriate to cause the Valley Wells Project to achieve all of the capabilities set forth on Schedule 1.1(g), to the extent the Valley Wells Project does not have such capabilities as of the Accounting Effective Date; provided, that the Sellers shall have until January 1, 2017 to cause the Valley Wells Project to achieve the capabilities set forth on Schedule 1.1(g) that are directly dependent on the installation of the equipment described on Schedule 6.4.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Sellers. Subject to the limitations set forth in this Article VII, from and after the Closing, the Sellers, jointly and severally, shall indemnify and hold SXE and its Subsidiaries (including the SXE Subsidiaries), and SXE GP, and such Persons’ members, partners, officers, employees, agents and assignees (collectively, the “SXE Indemnitees”), harmless from and against any and all Losses actually incurred by any such SXE Indemnitee either directly or indirectly as a result of, arising from or related to:

(a) any failure of the representations and warranties set forth in Article IV to be true and correct;

(b) any breach or non-fulfillment of any covenant or agreement on the part of any Seller under this Agreement;

(c) the ownership or operation of, and any condition in existence with respect to the Assigned Assets, or the Assignors, and any other matters existing, or with respect to periods ending, before the Accounting Effective Date, and, except to the extent accounted for pursuant to Section 2.8, Liabilities relating to the Assigned Assets with respect to any period of time prior to the Accounting Effective Date;

(d) all Taxes allocated to the Assignors pursuant to Section 6.2; or

(e) any Retained Liabilities and/or Excluded Assets.

7.2 Indemnification by SXE. Subject to the limitations set forth in this Article VII, SXE shall indemnify and hold the Assignors and their partners, officers, employees, agents, Affiliates and assignees (collectively, the “TexStar Indemnitees”) harmless from and against any and all Losses actually incurred by any such TexStar Indemnitee either directly or indirectly as a result of, arising from or related to:

(a) any failure of the representations and warranties set forth in Article V to be true and correct;

(b) any breach or non-fulfillment of any covenant or agreement on the part of SXE or an SXE Subsidiary under this Agreement;

(c) subject to the Sellers’ indemnity obligations set forth in Section 7.1, any Claims or Liabilities resulting from the ownership or operation of the Assigned Assets that accrued from and after the Accounting Effective Date; or

(d) all Assumed Liabilities not otherwise addressed in this Section 7.2.

7.3 Survival. Regardless of any investigation at any time made by or on behalf of any Party, each of the representations and warranties contained in this Agreement shall survive the Closing for the applicable period of time set forth in this Section 7.3 and any and all claims and causes of action for indemnification under this Article VII arising out of the inaccuracy or breach of any representation or warranty of a Party must be made before the termination of the applicable survival period.

(a) All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article VII shall survive as follows (with the date on which the relevant representation, warranty, covenant or agreement expires pursuant to this Section 7.3 being the “Expiration Date”):

(i) the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.6(c), 4.15, 5.1, 5.2, 5.4, 5.9 and 5.10 shall survive indefinitely (the “Fundamental Representations”), and any covenants or agreements in this Agreement that by their terms are to be performed after the Closing shall survive until fully discharged;

(ii) except for the Fundamental Representations and the representations and warranties set forth in Section 4.10, all representations and warranties set forth in Article IV and Article V shall survive until the date that is 12 months after the Effective Date (collectively, the “Non-Fundamental Representations”); and

(iii) the representations and warranties set forth in Section 4.10 shall survive until the date that is 60 days after the expiration of the applicable statute of limitations, including any extensions thereof, with respect to the particular matter that is the subject matter thereof.

(b) No action for a breach of any representation, warranty, covenant or agreement contained herein (other than Fundamental Representations, which survive in accordance with Section 7.3(a)(i)) shall be brought after the applicable Expiration Date, except for claims of which a Party has received a Claim Notice before the applicable Expiration Date.

7.4 Third Person Claims.

(a) If any SXE Indemnitee or TexStar Indemnitee (any such Person, an “Indemnified Party”) has received notice or otherwise has knowledge of any claim by any Person who is not a Party or the commencement of any Proceeding by such Person who the Indemnified Party believes in good faith has an indemnifiable claim under this

Agreement (a “Third Person Claim”), the Indemnified Party shall deliver a Claim Notice with respect thereto to the Party obligated to provide indemnification pursuant to Section 7.1 or Section 7.2 (the “Indemnifying Party”); provided, however, that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such Third Person Claim except to the extent that such failure or delay results in the loss or forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such Third Person Claim or increased indemnification expenses incurred as a direct result of such failure or delay to so notify. The Claim Notice shall state the nature and the basis of such Third Person Claim. The Indemnifying Party shall have the right to defend and settle any such Third Person Claim, at its own expense and by its own counsel (reasonably acceptable to the Indemnified Party) if the Indemnifying Party provides written notice to the Indemnified Party (within five Business Days of its receipt of the Claim Notice) declaring its intention to defend or settle such Third Person Claim.

(b) If the Indemnifying Party notifies the Indemnified Party of its intention to undertake the defense or settlement of such Third Person Claim pursuant to Section 7.4(a), the Indemnified Party shall cooperate with the Indemnifying Party and its counsel, at the Indemnifying Party’s sole cost and expense, in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake the defense or settlement of such Third Person Claim pursuant to Section 7.4(a), the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such Third Person Claim; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such Third Person Claim and the negotiations of the settlement thereof.

(c) The Indemnifying Party shall not settle any Third Person Claim without the consent of the Indemnified Party unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party and further involves no injunction or equitable relief upon the Indemnified Party and no limitation on the future operation of the business, assets or property of the Indemnified Party and its Affiliates.

(d) If, upon receiving a Claim Notice with respect to a Third Person Claim, the Indemnifying Party does not timely undertake to defend such Third Person Claim, or fails to pursue such defense diligently or is otherwise not entitled to assume the defense of such Third Person Claim or the Indemnified Party is otherwise entitled to assume such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such Third Person Claim, in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other Losses incurred by the Indemnified Party in connection therewith.

7.5 Direct Claims.

(a) If the Indemnified Party asserts the existence of a claim giving rise to Losses that is not a Third Person Claim (a “Direct Claim”), the Indemnified Party shall deliver a Claim Notice with respect thereto to the Indemnifying Party.

(b) A Claim Notice delivered in connection with a Direct Claim shall state that it is being given pursuant to this Section 7.5 and shall specify the nature and, if known, the amount of the Losses associated therewith. If the Indemnifying Party, within 30 days after the receipt of such Claim Notice from the Indemnified Party, shall not give written notice to the Indemnified Party stating the Indemnifying Party’s intent to contest such Direct Claim, the Indemnified Party’s assertion shall be deemed accepted and the amount of such Direct Claim shall be deemed a valid Direct Claim.

(c) If, however, the Indemnifying Party contests such Direct Claim by giving written notice, setting forth in reasonable detail the basis for contesting the Direct Claim, to the Indemnified Party within such 30-day period, then the Indemnifying Party and the Indemnified Party shall negotiate in good faith to reach agreement regarding such Direct Claim. If the Indemnifying Party and the Indemnified Party cannot reach an agreement regarding such Direct Claim within 30 days after the notice contesting such Direct Claim provided by the Indemnifying Party has been received by the Indemnified Party, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.6 Basket; Indemnification Cap.

(a) An Indemnifying Party shall not have any obligation to provide indemnification for Losses arising out of breaches of the Non-Fundamental Representations (“Covered Losses”) except to the extent that the aggregate amount of all Covered Losses exceeds $250,000 (the “Basket”) in which case the Indemnifying Party shall be liable under this Article VII only for Covered Losses that exceed the Basket. The Basket shall not be applicable to Losses arising out of breaches of the Fundamental Representations, representations made in Section 4.10 or Section 5.8 or in cases of knowing and intentional fraud.

(b) The maximum amount for which a Party may be liable (other than in cases of knowing and intentional fraud or willful misconduct) in respect of breaches of any of the Non-Fundamental Representations shall be limited to an amount equal to $12,715,000, and in respect of any breaches of the Fundamental Representations or any other covenant or agreement under this Agreement shall be limited to an amount equal to $84,750,000.

7.7 Calculation of Losses. In calculating amounts payable to any Indemnified Party for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, agreement or covenant and shall be computed net of payments actually recovered by the Indemnified Party (or its Affiliates) under any insurance policy with respect to such Losses.

7.8 Other Limitations.

(a) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, no Party shall be liable for punitive, special, exemplary, consequential, remote or speculative damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any Person who is not a Party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages to an Indemnified Party, arising from knowing and intentional fraud or willful misconduct; provided, however, that this Section 7.8(a) shall not deprive an Indemnified Party of indemnification with respect to damages that are reasonably foreseeable (including, for example, lost profits from a terminated contract or as a result of a delay or interruption in revenues or operations therefrom).

(b) Sole and Exclusive Remedy. Anything contained in this Agreement to the contrary notwithstanding, other than in the event of knowing and intentional fraud, the indemnification rights set forth in this Article VII, all of which are subject to the terms, limitations and restrictions of this Article VII, shall be the sole and exclusive legal remedy of the Parties from and after Closing for any and all claims arising out of or related to this Agreement or the Transactions, including claims based on any breach of a representation, warranty, covenant or agreement under this Agreement, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Article VII shall not govern the remedies available under any Operative Document to which a Party is party (excluding this Agreement and the Assignment Agreement), and nothing contained in this Agreement shall limit the ability of any Party (or any of its Affiliates party thereto) to pursue any remedy under the Operative Documents (excluding this Agreement and the Assignment Agreement).

(c) Materiality. For purposes of determining whether a representation or warranty has been breached for purposes of this Article VII and determining the amount of Losses suffered by any SXE Indemnitee or TexStar Indemnitee, as the case may be, each representation and warranty set forth in this Agreement, and any qualification with respect to any representation or warranty set forth in the Schedules, shall be read without regard or giving effect to any “material,” “materiality” or “Material Adverse Effect” qualifications that may be contained in any such representation or warranty.

7.9 Certain Acknowledgements and Agreements.

(a) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV OR ELSEWHERE IN THIS AGREEMENT OR ANY OPERATIVE DOCUMENT, SXE ACKNOWLEDGES AND AGREES THAT SXE (i) IS ACQUIRING AND ACCEPTING THE ASSIGNED ASSETS ON AN AS IS,

WHERE IS CONDITION AND BASIS WITH ALL FAULTS AND (ii) WITHOUT LIMITING ITS RIGHTS IN THE CASE OF KNOWING AND INTENTIONAL FRAUD OR WILLFUL MISCONDUCT, WILL NOT ASSERT ANY CLAIMS OR TAKE ANY POSITION IN ANY LEGAL PROCEEDING THAT IS INCONSISTENT WITH THIS SECTION 7.9(a).

(b) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE V OR ELSEWHERE IN THIS AGREEMENT OR ANY OPERATIVE DOCUMENT, THE ASSIGNORS ACKNOWLEDGE AND AGREE THAT EACH OF THE ASSIGNORS (OR THE ASSIGNORS’ DESIGNEE) (i) IS ACQUIRING AND ACCEPTING THE COMMON UNITS AND A FINANCIAL INTEREST IN SXE’S BUSINESS AND ASSETS ON AN AS IS, WHERE IS CONDITION AND BASIS WITH ALL FAULTS AND (ii) WITHOUT LIMITING ITS OR THEIR RIGHTS IN THE CASE OF KNOWING AND INTENTIONAL FRAUD OR WILLFUL MISCONDUCT, WILL NOT ASSERT ANY CLAIMS OR TAKE ANY POSITION IN ANY LEGAL PROCEEDING THAT IS INCONSISTENT WITH THIS SECTION 7.9(b).

ARTICLE VIII

MISCELLANEOUS

8.1 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to any conflict of laws provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

8.2 Third-Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article VII shall inure to the benefit of the SXE Indemnitees and the TexStar Indemnitees as provided therein.

8.3 No Partnership. Nothing in this Agreement shall constitute a joint venture or partnership between or among the Parties or constitute any Party as agent or attorney of any other Party for any purpose whatever, and, except as expressly provided for in this Agreement, no Party shall have authority or power to bind any other Party or to contract in the name of or create liability against any other Party in any way or for any purpose, except as expressly authorized in writing by one Party in favor of another Party from time to time.

8.4 Assignment. No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.5 Entire Agreement. This Agreement and the other Operative Documents collectively constitute the sole understanding of the Parties with respect to the subject matter hereof and thereof; provided, however, that this provision is not intended to abrogate any other written agreement between or among the Parties executed before or with this Agreement that relates to any subject matter other than the Transactions. By way of clarification, this Agreement and the other Operative Documents hereby supersede the Assumption Letter.

8.6 Amendment. This Agreement may only be amended, modified or supplemented by an instrument in writing signed by the Parties; provided, however, that SXE shall not execute any such amendment, modification or supplement without the consent or approval of the Conflicts Committee.

8.7 Notices. All notices, demands or communications required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier with charges prepaid, by certified mail, postage prepaid and return receipt requested, or by facsimile transmission or e-mail that is confirmed by another writing, sent to the Parties as follows:

If to the Assignors:

c/o TexStar Midstream Services, LP

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attn: John E. Bonn

Facsimile: (214) 979-3710

E-mail: john.bonn@southcrossenergy.com

If to SXE:

Southcross Energy Partners, L.P.

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attn: J. Michael Anderson

Facsimile: (214) 979-3710

E-mail: michael.anderson@southcrossenergy.com

with a copy to:

Southcross Energy Partners GP, LLC

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attn: Conflicts Committee Chair

Facsimile: (214) 979-3710

All such notices shall be deemed to have been duly given, (a) as of the date of delivery, if delivered personally or by overnight delivery service or other courier, (b) on the date receipt is acknowledged, if delivered by certified mail, and (c) upon the date on which the transmission is separately confirmed in writing, if delivered by facsimile or e-mail. A Party may change its address for notice by notice to the other Parties in the manner set forth above.

8.8 Waiver.

(a) Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall be in writing and shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

(b) No failure to exercise and no relaxation, forbearance, indulgence or delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Agreement and no course of dealing among the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

8.10 Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” and “all capital letters” satisfy the requirement of the “express negligence rule” and any other requirement at Law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

8.11 Counterparts; Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which taken together shall constitute one and the same instrument. A Party’s delivery of an executed counterpart signature page by facsimile or e-mail transmission is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed this Agreement (or counterparts hereof).

8.12 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.13 Schedules. The information in any Schedule constitutes (a) exceptions to particular representations, warranties, covenants and obligations of the Parties, as applicable, as set forth in this Agreement or (b) descriptions or lists and other items referred to in this Agreement. Capitalized terms used but not defined in the Schedules have the meanings given them in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the Effective Date.

SELLERS:

TEXSTAR MIDSTREAM UTILITY, LP

By:	TEXSTAR MIDSTREAM T/U GP, LLC, its General Partner

By:	/s/ John E. Bonn
Name:	John E. Bonn
Title:	President & Chief Executive Officer

FRIO LASALLE PIPELINE, LP

By:	FRIO LASALLE GP, LLC, its General Partner

By:	/s/ John E. Bonn
Name:	John E. Bonn
Title:	President & Chief Executive Officer

SOUTHCROSS HOLDINGS LP

By:	SOUTHCROSS HOLDINGS GP LLC, its General Partner

By:	/s/ John E. Bonn
Name:	John E. Bonn
Title:	President & Chief Executive Officer

[Signature Page to Purchase, Sale and Contribution Agreement]

SXE:

SOUTHCROSS ENERGY PARTNERS, L.P.

By:	SOUTHCROSS ENERGY PARTNERS GP, LLC,
its General Partner

By:	/s/ J. Michael Anderson
Name:	J. Michael Anderson
Title:	Senior Vice President & Chief Financial Officer

SXE SUBSIDIARIES:

SOUTHCROSS CCNG GATHERING LTD.

By:	SOUTHCROSS ENERGY GP LLC,
its General Partner

By:	/s/ J. Michael Anderson
Name:	J. Michael Anderson
Title:	Senior Vice President & Chief Financial Officer

SOUTHCROSS NGL PIPELINE LTD.

By:	SOUTHCROSS ENERGY GP LLC,
its General Partner

By:	/s/ J. Michael Anderson
Name:	J. Michael Anderson
Title:	Senior Vice President & Chief Financial Officer

FL RICH GAS SERVICES, LP

By:	FL RICH GAS SERVICES GP, LLC,
its General Partner

By:	/s/ J. Michael Anderson
Name:	J. Michael Anderson
Title:	Senior Vice President & Chief Financial Officer

[Signature Page to Purchase, Sale and Contribution Agreement]

Exhibit A

Definitions

“Accounting Effective Date” means May 1, 2015.

“Adjustment Amount” has the meaning set forth in Section 2.8(c).

“Adjustment List” has the meaning set forth in Section 2.8(c).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the terms “control” or “controlled” mean the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise. Notwithstanding the foregoing, (a) with respect to an Assignor, the term “Affiliate” shall not include SXE GP or SXE or its Subsidiaries, and (b) with respect to SXE or an SXE Subsidiary, the term “Affiliate” shall not refer to Southcross Holdings or its Subsidiaries other than SXE and its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Assigned Assets” means, collectively, the Contributed Assets and the Purchased Assets and excluding the Excluded Assets. When referring to a Assignor, the term “Assigned Assets” refers to such Assignor’s respective Assigned Assets (and not the other Assignor’s Assigned Assets), and when referring to the Assignors collectively, or to the “Assigned Assets” generally, such term refers to the Assignors’ collective Assigned Assets.

“Assigned Contracts” means the Contracts set forth on Schedule 1.1(a).

“Assignment Agreement” means the Bill of Sale and Assignment and Assumption Agreement, or similar document or instrument of conveyance, that is intended to irrevocably assign, transfer and convey the Assigned Assets as contemplated herein, executed and delivered contemporaneously herewith.

“Assignors” has the meaning set forth in the Preamble.

“Assumed Liabilities” means, subject to the Sellers’ indemnity obligations under Article VII, the following:

(a) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Accounting Effective Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, breach of warranty or other breach, default or violation by an Assignor or an Affiliate of an Assignor on or before the Accounting Effective Date;

(b) all other Liabilities in respect of the Assigned Assets accruing from and after the Accounting Effective Date;

(c) the Liabilities assumed by SXE pursuant to the Assumption Letter; and

(d) the Liabilities set forth on Schedule 1.1(b).

“Assumption Letter” means that certain letter agreement, dated as of April 16, 2015, between Southcross Holdings and SXE.

“Basket” has the meaning set forth in Section 7.6(a).

“Business Day” means any day other than (a) Saturday or Sunday or (b) any day on which the Federal Reserve Bank of Dallas, Texas is closed.

“Cash Consideration” has the meaning set forth in Section 2.5(a).

“CCNG” has the meaning set forth in the Preamble.

“Claim Notice” means written notice from an Indemnified Party to an Indemnifying Party with respect to a Loss.

“Class B Common Units” means units representing limited partner interests of SXE designated as Class B Convertible Units and having the rights, obligations and such other terms as set forth in the SXE Partnership Agreement.

“Closing” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and the Treasury Regulations.

“Common Units” means units representing limited partner interests of SXE designated as Common Units and having the rights, obligations and such other terms as set forth in the SXE Partnership Agreement.

“Conflicts Committee” has the meaning assigned to such term in the SXE Partnership Agreement.

“Consideration” has the meaning set forth in Section 2.5(b).

“Contract” means, with respect to any Person, any agreement, arrangement, commitment, obligation, contract, or instrument of any type whatsoever, whether oral or written, express or implied, including any concessions, conditional sales agreements, deeds of trust, guaranties, leases, license agreements, mortgages, non-competition agreements, notes, pledge agreements, purchase and sales orders, security agreements or warranties, to which a Person is a party or by which any of its properties or assets may be bound.

“Contributed Assets” means the assets and properties described on Schedule 1.1(c).

“Covered Losses” has the meaning set forth in Section 7.6(a).

“Direct Claim” has the meaning set forth in Section 7.5(a).

“Easements” means the rights-of-way, easements, leases and servitudes that are used by the TexStar Group in the location, operation, maintenance, repair, replacement, use or ownership of the Assigned Assets.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrances” means any claim, lien, mortgage, deed of trust, security interest, pledge, charge, setoff, option, attachment, right of first refusal, covenant, encroachment, encumbrance, restriction or any other adverse claim of any kind, and additionally with respect to Equity Interests includes preemptive rights, rights of first offer, purchase options or other restrictions or limitations affecting transferability.

“Environmental Laws” means any federal, tribal, state, local or foreign Law (including common law), consent decree, settlement agreement, judgment, order, or other legal requirement issued by or entered into with a Governmental Authority pertaining or relating to: (a) pollution or pollution control, including storm water; or (b) protection of human health from exposure to Hazardous Substances or protection, preservation or remediation of the environment. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Rivers and Harbors Act, as amended 33 U.S.C. 401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the National Environmental Policy Act, as amended 42 U.S.C. 4321 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., the Pollution Prevention Act of 1990, 42 U.S.C. §§ 13101 et seq., each as amended, and any regulations, orders and requirements thereunder, each as amended, or any equivalent or analogous state or local Laws, any regulation, order or requirements thereunder and any amendments thereto.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest (including a profits interest), unit of participation or other similar interest (however designated) in such Person and (b) any option, restricted share, restricted stock unit, stock appreciation right, profits interest, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom equity, profit participation or other similar rights).

“Excluded Assets” means all assets and properties that are not Assigned Assets, including:

(a) all organizational, financial, legal and Tax records of the Assignors;

(b) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to the Assigned Assets for the period prior to the Effective Time;

(c) all Contracts other than the Assigned Contracts;

(d) the rights accruing to the Assignors under the Operative Documents; and

(e) the assets and properties specifically described on Schedule 1.1(d).

“Expiration Date” has the meaning set forth in Section 7.3(a).

“FL Rich Gas” has the meaning set forth in the Preamble.

“Frio” has the meaning set forth in the Preamble.

“Fundamental Representations” has the meaning set forth in Section 7.3(a)(i).

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, or court, arbitral tribunal or quasi-governmental authority.

“Hazardous Substances” means any hazardous waste, hazardous substance, extremely hazardous substance, hazardous material, pollutant, contaminant, toxic substance, toxic chemical, asbestos or asbestos-containing materials, petroleum, petroleum constituents, petroleum byproducts, Hydrocarbons, naturally occurring radioactive material, each as defined in, listed or designated, or which otherwise is the subject of any rule, regulation or other requirement, pursuant to any Environmental Law.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Incentive Distribution Rights” means units representing limited partner interests of SXE and designated as Incentive Distribution Rights and having the rights, obligations and such other terms as set forth in the SXE Partnership Agreement.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Jefferies” means Jefferies LLC.

“Law” or “Laws” means any and all laws, statutes, ordinances, proclamations, codes, regulations, Permits, orders, decrees and rules of any Governmental Authority.

“Liabilities” means any and all indebtedness, obligations and other liabilities, including environmental liabilities, (or contingencies that have not yet become liabilities) of a Person (direct or indirect, absolute or contingent, matured or unmatured, asserted or unasserted, known or unknown), including claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Loss” or “Losses” means all liabilities, losses, claims, damages, Proceedings, demands, assessments, adjustments, fees, fines, penalties, Taxes, judgments, orders, costs and expenses (including reasonable attorneys’ fees, expert witness fees and costs and expenses of investigation, defense and prosecution).

“Material Adverse Effect” means, with respect to any Person or Persons, any change, event or development that is materially adverse to the business, financial condition or operations of such Person or Persons, taken as a whole; provided, however, that a “Material Adverse Effect” shall not be deemed to have occurred as a result of any of the following changes, events, circumstances, developments or occurrences (either alone or in combination): (a) changes, after the Effective Date, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such Person or Persons operate; (b) changes, after the Effective Date, in Laws or the interpretation of Laws by Governmental Authorities of general applicability to companies in the industries in which such Person or Persons operate; (c) actions or omissions taken with the prior written consent of the Party not at issue or as expressly required by this Agreement; (d) changes in global, national or regional political conditions (including acts of terrorism or war) or general business, economic or market conditions, in each case generally affecting the industries in which such Person or Persons operate; or (e) changes resulting from the execution of this Agreement or the public disclosure of this Agreement or the Transactions, except, with respect to clauses (a), (b) and (d) of this paragraph, to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such Person or Persons, taken as a whole, as compared to other companies in the industry in which such Person or Persons operate.

“NGL Pipeline” has the meaning set forth in the Preamble.

“Non-Fundamental Representations” has the meaning set forth in Section 7.3(a)(ii).

“Operative Documents” means this Agreement and the other documents, instruments and certificates contemplated hereby, including the Service Agreements.

“Ordinary Course of Business” means the ordinary course of business of such Person consistent with past custom and practice.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrances” means:

(f) Encumbrances for Taxes that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, provided in each case that adequate reserves (in accordance with GAAP) have been made in respect thereof;

(g) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Encumbrances arising or incurred in the Ordinary Course of Business that are not yet due and payable;

(h) rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable asset and other minor defects or irregularities in title, or encumbrances on, the applicable asset that do not materially affect or impair the use or operation or the cost of operation of the asset to which they relate or the ability of the specified Person to conduct its business;

(i) zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property, including building and use restrictions and covenants;

(j) the terms and conditions of the instruments creating the asset, provided that no current violations exist with respect to same; and

(k) the terms of any Assigned Contract.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or any other entity.

“Proceeding” means any claim, action, suit, investigation or inquiry before or by any Governmental Authority or arbitrator.

“Property Taxes” means all real estate, ad valorem and personal property and similar Taxes associated with the Assigned Assets.

“Purchased Assets” means the assets and properties described on Schedule 1.1(e).

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the Preamble.

“Service Agreements” means the agreements generally described on Schedule 1.1(f).

“Southcross Holdings” has the meaning set forth in the Preamble.

“Subordinated Units” means units representing limited partner interests of SXE designated as subordinated units and having the rights, obligations and such other terms as set forth in the SXE Partnership Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“SXE” has the meaning set forth in the Preamble.

“SXE Assets” means all of the assets owned or used by SXE and its Subsidiaries.

“SXE GP” means Southcross Energy Partners GP, LLC, a Delaware limited liability company.

“SXE Group” means SXE and SXE GP, and each of their subsidiaries.

“SXE Indemnitees” has the meaning set forth in Section 7.1.

“SXE Interest” has the meaning set forth in Section 4.4(a).

“SXE Long-Term Incentive Plan” means the Southcross Energy Partners, L.P. 2012 Long-Term Incentive Plan, as amended from time to time.

“SXE Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of SXE, dated as of August 4, 2014.

“SXE SEC Documents” has the meaning set forth in Section 5.5.

“SXE Subsidiaries” has the meaning set forth in the Preamble.

“Taxes” means (a) all federal, state, local and foreign income, gross income, profits, ad valorem, severance, production, gain, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, goods and services, license, payroll, franchise, real property, personal property, fuel, severance, transfer and recording taxes or other assessments, fees, and charges, imposed by any Government Authority, including any interest, penalty or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) of this paragraph as a result of being a member of a consolidated or combined group for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) of this paragraph as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes, including any attachment thereto and any amendment thereof.

“TexStar” means TexStar Midstream Services, LP, a Texas limited partnership.

“TexStar Group” means each Assignor and its general partner.

“TexStar Indemnitees” has the meaning set forth in Section 7.2.

“TexStar Utility” has the meaning set forth in the Preamble.

“Third Person Claim” has the meaning set forth in Section 7.4(a).

“Transactions” means the transactions contemplated by this Agreement and the other Operative Documents.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unit Consideration” has the meaning set forth in Section 2.5(b).

“Valley Wells Project” means that certain gathering, treating, compression and transportation project as further described on Schedule 1.1(g).

“Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of the Common Units may vote.